                                                                    EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
EndX Limited

We consent to the incorporation by reference in the prospectus constituting a part of the Registration Statement on Amendment Number 1 to Form S-3 (File No. 333-127977) filed September 30, 2005 of Mikohn Gaming Corporation of our report dated September 28, 2005, with respect to the consolidated balance sheets of EndX Limited as of September 30, 2003 and November 28, 2003, and the related consolidated profit and loss accounts,consolidated cash flow statements, statements of total recognised gains and losses, and reconciliations of movements in shareholders' funds for the year ended September 30, 2003 and the 59 day period ended November 28, 2003, which are included in the current report of Mikohn Gaming Corporation on Form 8-K dated September 28, 2005.

/s/ KPMG LLP
KPMG LLP

Manchester, England
September 28, 2005